UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 13 and 18, 2009, respectively, Delek Refining, Ltd. and other wholly-owned subsidiaries (collectively the “Borrowers”) of the registrant, Delek US Holdings, Inc., completed the third and fourth amendments to their Second Amended and Restated Credit Agreement dated October 13, 2006 (the “SunTrust ABL”) with various financial institutions including SunTrust Bank as administrative agent, issuing bank, swingline lender and collateral agent. The Borrowers sought and obtained the amendments due to the events at the refinery on November 20, 2008. Among other things, the amendments (a) permit the Borrowers to sell certain crude delivery and storage system assets to the registrant’s marketing segment for a total consideration of not less than $27.5 million, (b) increase the interest rate margin by 1.25% annually and the unused lender commitment fees by at least 0.125%, (c) suspend utilization of the SunTrust ABL during the current period of refinery inactivity, (d) set the terms and availability under the SunTrust ABL during a defined start up period, (e) added a covenant that requires the restart of refinery operations at a prescribed level and for a prescribed period of time beginning on or before September 30, 2009, and (f) confirm that the property maintenance covenant does not apply during the current period of refinery inactivity. SunTrust Bank also serves as syndication agent under the senior secured credit facility for MAPCO Express, Inc., a wholly-owned subsidiary of the registrant and affiliate of the Borrowers.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 20, 2009

DELEK US HOLDINGS, INC.

By: /s/ Edward Morgan
Name: Edward Morgan
Title: Vice President and Chief Financial Officer